                               Ventro Corporation
                           Offer To Purchase For Cash
           All Outstanding 6% Convertible Subordinated Notes Due 2007
                            (CUSIP No. 922815 AA 3)
                                       at
                   $270 Per $1,000 Principal Amount of Notes
                            ------------------------

  THIS OFFER WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON MARCH 23, 2001,
                          UNLESS THIS OFFER EXTENDED.

Ventro Corporation, a Delaware corporation, upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal (which together are sometimes referred to herein as the "Offer" or the "Tender Offer") hereby offers to purchase for cash any and all of the Company's 6% convertible subordinated notes due 2007 (the "Notes") at a price of $270 per $1,000 principal amount of any Notes purchased. In addition, the Company will pay any and all accrued and unpaid interest on the Notes to but excluding the settlement date of the Tender Offer.

The Notes are convertible into shares of the Company's common stock, par value $0.0002 per share at any time on or before April 1, 2007 at a conversion price of $90.78 per share. Shares of Ventro's common stock presently are traded on The Nasdaq Stock Market's National Market (the "Nasdaq") under the symbol "VNTR". On February 16, 2001, the last reported sales price of the shares on the Nasdaq was $1.63. As of February 23, 2001, there was outstanding $250,000,000 aggregate principal amount of the Notes.
                            ------------------------

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF NOTES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONSIDERATIONS. SEE "THE TENDER
OFFER -- CONDITIONS".
                            ------------------------

                                   IMPORTANT

Any noteholder desiring to tender Notes should either (a) in the case of a noteholder who holds physical certificates evidencing such Notes, complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions therein (including any applicable signature guarantee requirements) and send or deliver the manually signed Letter of Transmittal (or facsimile thereof), together with certificates evidencing such Notes and any other required documents, to State Street Bank and Trust Company of California, N.A., as Depositary (the "Depositary"), (b) in the case of a noteholder who holds Notes in book-entry form, request such noteholder's broker, dealer, commercial bank, trust company or other nominee to effect such transactions for such noteholder, or (c) tender Notes through The Depository Trust Company pursuant to its Automated Tender Offer Program. A beneficial owner who has Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if the beneficial owner desires to tender the Notes so registered. See "The Tender Offer -- Procedures for Tendering Notes".
                            ------------------------

NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY NOTEHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING NOTES. EACH NOTEHOLDER MUST MAKE HIS OR HER OWN DECISION WHETHER TO TENDER NOTES AND IF SO, WHAT PRINCIPAL AMOUNT OF NOTES TO TENDER.
                            ------------------------

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letters of Transmittal or the Notices of Guaranteed Delivery may be directed to MacKenzie Partners, Inc. (the "Information Agent") or Morgan Stanley & Co. Incorporated (the "Dealer Manager") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.
                            ------------------------

                  The Dealer Manager for the Tender Offer is:

                           MORGAN STANLEY DEAN WITTER

February 26, 2001

                               SUMMARY TERM SHEET

     We are providing this summary of terms for your convenience. It highlights material information in this document, but you should realize that it does not describe all of the details of the tender offer to the same extent described later in this document. We urge you to read the entire document and the related Letter of Transmittal (the "Letter of Transmittal") because they contain the full details of the tender offer. Where helpful, we have included references to the sections of this document where you will find a more complete discussion.

WHAT NOTES ARE THE SUBJECT OF THE TENDER OFFER? (COVER PAGE, PAGE 13)

     The notes that are the subject of the tender offer are our 6% convertible subordinated notes due 2007 (the "Notes"). As of February 23, 2001, there was outstanding $250,000,000 aggregate principal amount of the Notes.

WHO IS OFFERING TO BUY THE NOTES? (COVER PAGE, PAGE 8)

     Ventro, the company that issued the Notes, is offering to purchase for cash any and all of the outstanding Notes.

WHY IS VENTRO OFFERING TO PURCHASE THE NOTES? (PAGE 8)

     The purpose of the Tender Offer is to retire all of the outstanding Notes in order to reduce the Company's annual interest expense and eliminate the need to repay or refinance the Notes at maturity in 2007.

HOW MUCH IS VENTRO OFFERING TO PAY FOR THE NOTES? (COVER PAGE, PAGE 8)

     We are offering to pay $270 per $1,000 principal amount of Notes purchased. We also will pay to the holders of the Notes any and all accrued and unpaid interest on the Notes to but excluding the settlement date of the tender offer.

WHAT IS THE MARKET VALUE OF THE NOTES? (PAGE 13)

     There is no established reporting or trading system for the Notes. Morgan Stanley & Co. Incorporated has informed us that from time to time they may act as a broker or dealer in connection with trading in the Notes. We believe that the trading in the Notes has been limited and sporadic.

WHAT IS THE RECENT MARKET PRICE OF THE COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE? (PAGE 13)

     The Notes are convertible into our common stock at a conversion price of $90.78 per share. On February 16, 2001, the last reported sale price of our common stock on Nasdaq was $1.63 per share.

WHEN AND HOW WILL PAYMENT BE MADE? (COVER PAGE, PAGE 8)

     Notes purchased will be paid for in same-day funds on the second business day after the date on which the tender offer ends, or as soon as practicable after the tender offer ends. Assuming the tender offer is not extended, the payment date is expected to be March 23, 2001.

DOES VENTRO HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT? (PAGE 8)

     We will need a maximum of $78 million to purchase $250 million aggregate principal amount of the Notes, assuming the price paid per $1,000 principal amount of Notes is $270. This includes accrued and unpaid interest of approximately $7.2 million through the expected payment date of March 23, 2001 and estimated fees and expenses applicable to the Tender Offer. At December 31, 2000, we had approximately $186.3 million of cash, cash equivalents and short-term investments. We will use this cash to repurchase the Notes.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER? (COVER PAGE, PAGE
8)

     You must tender your Notes no later than 11:59 p.m., New York City time, on March 23, 2001, or on a later date if we extend the Tender Offer.

IF I TENDER MY NOTES, WILL I BE PAID MY ACCRUED INTEREST? (COVER PAGE, PAGE 8)

     You will be paid any and all accrued and unpaid interest on your Notes to but excluding the settlement date of the Tender Offer.

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES? (PAGE 10)

     Yes. We have the right to extend the Offer at any time by giving written notice to State Street Bank and Trust Company of California, N.A., the Depositary.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED? (PAGE 10)

     If we extend the Offer, we will publicly announce the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled offer expiration time.

HOW DO I TENDER MY NOTES? (PAGES 10 - 11)

     There are three ways for you to tender your Notes:

     - send or deliver to State Street Bank and Trust Company of California, N.A. the certificates for your Notes, the completed and signed Letter of Transmittal that is included with this document, and any other required documents;

     - for Notes held in "street" name, tender your Notes by requesting your broker, dealer, commercial bank, trust company or other nominee to effect the transaction. This is the only method that may be used to tender Notes held in "street" name; or

     - tender your Notes through The Depository Trust Company ("DTC") pursuant to its Automated Tender Offer Program.

DO I HAVE TO PAY A COMMISSION IF I TENDER MY NOTES? (PAGE 8)

     No. No commissions are payable by holders to Morgan Stanley & Co. Incorporated, the dealer manager, MacKenzie Partners, Inc., the information agent, or State Street Bank and Trust Company of California, N.A., the Depositary.

HOW DO I WITHDRAW TENDERED NOTES? (PAGE 10)

     You may withdraw any Notes that you tender at any time before the Tender Offer ends, as well as at any time after 40 business days after the date of this document, unless we already have accepted the Notes. To withdraw previously tendered Notes, you must provide State Street Bank and Trust Company of California, N.A. a proper written or facsimile notice of withdrawal. You may not rescind a withdrawal of tendered Notes. However, you may retender your Notes by following the proper tender procedures.

WHAT WILL HAPPEN TO NOTES NOT TENDERED IN THE OFFER? (PAGES 2, 13)

     Notes not tendered in the Offer will remain outstanding. The trading market for any Notes not tendered may be significantly more limited.

CAN I STILL CONVERT MY NOTES INTO VENTRO STOCK? (PAGES 10, 13)

     Yes. However, if you tender your Notes in the Offer, you may convert your notes only if you withdraw your Notes prior to the time on which your right to withdraw has expired. The Notes are convertible into our common stock at the conversion price of $90.78 per share. Our common stock currently is traded on Nasdaq under the symbol "VNTR". As of February 16, 2001, the last reported sales price of our common stock on Nasdaq was $1.63.

WHAT ARE THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES IF I TENDER MY NOTES? (PAGE 15)

     A sale of the Notes pursuant to the Tender Offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder will generally recognize gain or loss on the sale of the Notes equal to the difference, if any, between the amount of cash received (other than amounts attributable to accrued interest, which will be taxed as such) and the U.S. Holder's adjusted tax basis in the Notes sold.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER? (PAGE 17)

     You may contact MacKenzie Partners, Inc. the information agent, at (212) 929-5500 (call collect) or (800) 322-2885 (toll free) if you have any questions or requests for assistance or for additional copies of this document, the Letter of Transmittal or related documents. You also may contact Morgan Stanley & Co. Incorporated, the dealer manager, at (650) 234-5794 or your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the terms of the Offer. The addresses of these representatives can be found on the back cover of this document.

IS VENTRO MAKING ANY RECOMMENDATION ABOUT THE OFFER?

     No. We express no opinion and remain neutral with respect to whether holders should tender Notes in response to the tender offer. Holders should determine whether or not to accept the Tender Offer based upon their own assessment of current market value, liquidity needs and investment objectives.

                               TABLE OF CONTENTS

IMPORTANT INFORMATION.......................................
SUMMARY TERM SHEET..........................................
FORWARD LOOKING STATEMENTS..................................    1
AVAILABLE INFORMATION.......................................    1
INCORPORATION OF INFORMATION BY REFERENCE...................    1
RISK FACTORS................................................    2
THE TENDER OFFER............................................   13
  Purpose...................................................   13
  Terms.....................................................   13
  Conditions................................................   13
  Acceptance for Payment and Payment for the Notes..........   14
  Withdrawal and Revocation Rights..........................   15
  Extension, Amendment and Termination of Tender Offer......   15
  Procedures for Tendering Notes............................   15
  Need for Guarantee of Signature...........................   16
  Book-Entry Delivery of the Notes..........................   16
  Guaranteed Delivery.......................................   16
  Backup Withholding Tax....................................   17
  Absence of Appraisal Rights...............................   17
DESCRIPTION OF THE NOTES....................................   18
  6% Convertible Subordinated Notes Due 2007................   18
  Market and Trading Information............................   18
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES................   20
DEALER MANAGER, DEPOSITARY AND INFORMATION AGENT............   21
MISCELLANEOUS...............................................   21

                           FORWARD LOOKING STATEMENTS

     This Offer to Purchase (as it may be amended or supplemented, the "Offer to Purchase") and documents incorporated by reference contain statements that are not historical facts and constitute projections, forecasts or forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "may" and "should". These statements are not guarantees of performance. They are inherently subject to known and unknown risks, uncertainties and assumptions that could cause future results to differ materially from those expressed in these statements. Our actual actions or results may differ materially from those expected or anticipated in the forward-looking statements.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other documents and information with the Securities and Exchange Commission (the "Commission"). The Company also has filed with the Commission a Tender Offer Statement on Schedule TO (the "Tender Offer Statement") under the Exchange Act, which includes certain of the information contained in this Offer to Purchase and certain other information relating to the Tender Offer. The Notes were publicly issued pursuant to a Registration Statement on Form S-1 filed under the Securities Act of 1933, as amended (the "Securities Act"). Such reports, registration statements and other documents and information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web Site located at http://www.sec.gov that contains reports, proxy and the aforementioned statements and other information regarding registrants that have filed electronically with the Commission, including the Company.

     Copies of the Indenture (as defined) pursuant to which the Notes were issued also are available from the Company upon request. Requests for such copies should be directed to the Information Agent or the Dealer Manager at the addresses and telephone numbers set forth herein.

                   INCORPORATION OF INFORMATION BY REFERENCE

     The following documents of the Company have been filed with the Commission and are incorporated herein by reference:

     (i) the Company's Tender Offer Statement on Schedule TO filed with the Commission on February 26, 2001; and

     (ii) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed with the Commission on February 26, 2001.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the Expiration Date shall be deemed to be incorporated by reference into this Offer to Purchase and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase. The Company will provide without charge to each person, including any beneficial owner to whom this Offer to Purchase has been delivered, upon written or oral request of such person, a copy of any and all of the documents referred to above that have been or may be incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein). Requests for such copies should be directed to James G.

Stewart, Chief Financial Officer, Ventro Corporation, 1500 Plymouth Street, Mountain View, CA 94043; (650) 567-8900.

                                  RISK FACTORS

     In deciding whether to tender your Notes, you should consider carefully, in addition to the other information contained or incorporated by reference herein, the information appearing in our Annual Report on Form 10-K for the year ended December 31, 2000, under "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations," which is incorporated into this Tender Offer Statement by reference. You also should consider the following factors when making a decision about whether or not to tender Notes pursuant to the Tender Offer.

THE TENDER OFFER COULD RESULT IN REDUCED LIQUIDITY OF THE NOTES.

     The Notes currently are traded over-the-counter. Trading in the Notes has been limited. We cannot assure you that any trading market will exist for the Notes following consummation of the Tender Offer. The extent of the public market for the Notes following a consummation of the Tender Offer would depend on the number of holders that remain at such time, the interest in maintaining markets in the Notes on the part of securities firms and other factors. An issue of securities with a smaller float may trade at lower prices than would a comparable issue of securities with a greater float. Accordingly, the market price for Notes that are not tendered in the Tender Offer may be adversely affected to the extent that the amount of Notes purchased pursuant to the Tender Offer reduces the float. The reduced float also may have the effect of causing the trading prices of the Notes that are not tendered or purchased to be more volatile.

WE HAVE NOT OBTAINED A THIRD-PARTY DETERMINATION THAT THE TENDER OFFER IS FAIR TO NOTEHOLDERS.

     The Tender Offer has been unanimously approved by our Board of Directors. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders for purposes of negotiating the terms of the Tender Offer and/or preparing a report concerning the fairness of the Tender Offer. We have not received any report, opinion or appraisal from an outside party that is materially related to the Tender Offer.

     We believe the terms of the Tender Offer are fair to unaffiliated holders based on recent trading prices, the risk of non-payment and the benefits of immediate liquidity for holders. We, however, are not making a recommendation whether holders should tender Notes. Holders should determine whether to accept the Tender Offer based upon their own assessment of current market value, liquidity needs and investment objectives. The Tender Offer Consideration may be in excess of recent prevailing market prices. In making the Tender Offer, our Board of Directors reviewed with the Company's financial advisors the trading history of the Notes and the responses of holders of similar securities to cash tender offers, as well as the Company's financial position and prospects and potential alternative uses for the Company's cash and other relevant considerations from a financial point of view in conducting a tender offer. One of the reasons our Board of Directors determined that the Tender Offer is fair to holders is that the Tender Offer provides the opportunity to holders to sell their Notes for a higher price than may have been available on the open market immediately prior to the announcement of the Tender Offer and without the usual transaction costs associated with market sales. In addition, the Board considered the fact that, in light of our significant losses in recent years, the holders can have no assurance that we will achieve profitability at a level sufficient to assure repayment of the Notes when they become due. Furthermore, the high and low close prices of the Shares between December 1, 2000 and February 23, 2001 were $3.50 and $0.64, which are significantly below the Note conversion price of $90.78 per Share. Thus, the holders' option to convert their Notes to Shares has minimal current economic value, and the disparity between the current trading price of the Shares and conversion price of the Notes has significantly reduced the likelihood that holders will participate in any price appreciation of the Shares over the exercise price.

TENDERING NOTEHOLDERS MAY HAVE A REDUCED CLAIM ON THE COMPANY IN THE EVENT OF BANKRUPTCY.

     We believe that, following the consummation of the offers, we will have sufficient cash to meet our obligations for the next 12 months. Nevertheless, if Ventro for any reason were to file for bankruptcy protection within 90 days following the consummation of the Offer, it is possible that the payments we make to tendering noteholders may constitute a voidable preference under U.S. bankruptcy law. If the tender of the Notes is deemed to be a voidable preference, the tendering noteholder could be forced to return any payment received from us in the Offer and the claim of the noteholder in subsequent bankruptcy proceedings may be limited to the amount returned rather than the principal amount of any Notes tendered by the noteholder. As a result, noteholders who tender their Notes in the Offer may have a reduced claim as opposed to noteholders who do not tender in the Offer if we file for bankruptcy protection within 90 days following the consummation of the Offer.

RECENTLY, WE HAVE MADE A SUBSTANTIAL CHANGE IN OUR BUSINESS MODEL AND SHUT DOWN THE BUSINESSES THAT HAD PROVIDED ALL OF OUR REVENUES SINCE INCEPTION.

     In December 2000, we initiated a major restructuring that will substantially change our business. The Board of Directors decided to shut down the Chemdex and Promedix marketplaces, laid off 235 employees and restructured certain Ventro operations. For the year ended December 31, 2000, the loss from discontinued Chemdex and Promedix operations aggregated $524.6 million, and we recorded charges of $37.2 million related to Ventro restructuring and write-off of certain Ventro investments. The Chemdex and Promedix marketplaces were the source of all of our revenues since inception. In the future, Ventro will seek to provide technology and services to marketplaces that are owned by others. To date, we have not finalized our product offering or pricing or begun providing services to any marketplace in which we are not an equity owner. There can be no assurance that we will be successful in obtaining new marketplace customers at all, or on terms that will permit us to achieve profitability in the future.

OUR RESTRUCTURING MAY NOT SUCCESSFULLY REDUCE OPERATING EXPENSES.

     Our restructuring plan and the shutdown of Chemdex and Promedix were designed to lower our current level of operating expenses by reducing our marketing efforts, terminating or restructuring existing marketing arrangements and significantly reducing our current employee and contractor staffing levels. While the shutdown of Chemdex and Promedix and other Ventro restructuring will reduce cash operating expenses, our ability to adequately reduce cash used in operations, and ultimately generate profitable results from operations, is dependent upon successful execution of our new business plan, and signing of new marketplace customers. As of December 31, 2000, we had working capital of $158.4 million and had an accumulated deficit of $675.6 million. During 2000 we used cash in operating activities of $138.9 million, purchasing $26.3 million of equipment for continuing operations and invested $29.8 million in marketplace companies. We can provide no assurance that we will be successful in implementing our new business plan or reducing our operating expenses in the future. Our inability to successfully implement the restructuring and cost reduction measures could have a material adverse effect upon our ability to successfully transition to our new business plan and to remain in business.

WE HAVE A LIMITED OPERATING HISTORY, AND OUR MARKETPLACE SERVICE PROVIDER MODEL IS NEW AND UNPROVEN WHICH MAKES IT DIFFICULT TO EVALUATE OUR FUTURE PROSPECTS.

     The success of our marketplace service provider model is based on securing new independent marketplace customers. This business model is new and not proven and depends upon our ability, among other things, to:

     - acquire and deploy a sufficient number of customers to achieve profitability;

     - develop and market solutions that achieve broad market acceptance by our customers and their marketplace users;

     - successfully provide high levels of service quality to our existing customers as we expand the scale of our business;

     - develop new technology and service offerings that complement our existing offerings;

     - reduce the costs of many of the processes required to deploy and support our customers;

     - extend our technology to support a wide range of hardware and software to meet the needs of a large range of customers with a variety of needs;

     - forecast the amount of leased third-party data center space and infrastructure that we will require in order to accommodate customer growth;

     - acquire or license third-party technologies and services that we require to deliver our services;

     - overcome publicity related to our public announcements of the shutdown of our Chemdex and Promedix marketplaces, and potentially harmful publicity if current minority-owned marketplaces commence litigation against us or otherwise express dissatisfaction with our products and services, that may adversely affect potential customers' willingness to use our services; and

     - acquire marketplace customers operating in industries we have not served to date and provide them quality services.

     We may not successfully address these risks. If we do successfully address these risks, additional risks related to factors that are outside our control may prevent us from realizing sufficient revenues or profit margins to reach or sustain profitability. For example, existing and future marketplace customers may be unsuccessful in convincing users to adopt Internet-based purchasing solutions. Our marketplace customers may experience difficulties because of users' comfort with existing information gathering and purchasing habits, existing direct supplier relationships, the costs and resources required to switch purchasing methods, and the need for products and product information not offered through marketplaces. Marketplaces may experience problems with users as a result of security and privacy concerns, general reticence about technology or the Internet or the failure of the market to develop the necessary infrastructure for Internet-based communications, such as wide-spread Internet access, high-speed modems, high-speed communication lines and computer availability.

WE MAY BE UNSUCCESSFUL IN EXECUTING ON CURRENT MARKETPLACE CUSTOMER CONTRACTS, AND MAY BE UNSUCCESSFUL IN NEGOTIATING CONTRACTS WITH NEW MARKETPLACE CUSTOMERS THAT ALLOW US TO BILL AND COLLECT FOR OUR SERVICES.

     The nature of technology and services provided by us does not allow us to readily define services to be performed, products to be delivered and criteria for ensuring that our customers are satisfied with the technology that we provide and the services that we perform. Our ability to deliver services to our existing marketplace customers, bill for these services and collect amounts billed is, in part, dependent upon the interpretation of existing contractual language. We have experienced disputes with existing marketplace customers, and anticipate future contractual disputes, primarily related to billings for, and delivery of, technologies or services not specifically defined or priced under existing contractual language. In addition, the competitive marketplace for our services, size of potential marketplace customers, and early stage of our product and the market will make contractual negotiations difficult with potential new marketplace customers. There can be no assurance that we will be successful in negotiating contracts with new marketplace customers that will allow us to profitably deliver services under the contract, bill for such services, ultimately collect amounts that are billed, and record revenues.

OUR AGREEMENTS WITH MARKETMILE REQUIRE US TO PAY PENALTIES AND PROVIDE CREDITS IF WE FAIL TO MEET CERTAIN PERFORMANCE CRITERIA.

     The Company's agreements with MarketMile provide certain uptime and performance guarantees regarding the quality of our services. Our scheduled uptime guarantee assures MarketMile that, except during scheduled maintenance windows or during service outages or degradations caused by MarketMile, outages to its Internet operations will be repaired within specified time limits. Our performance guarantee assures

MarketMile that if the responsiveness of Internet operations falls below mutually agreeable levels, we will restore the site to the appropriate levels within specified time limits. If we fail to meet these guarantees, we may be required to credit a percentage of the fees paid for our services, generally up to a maximum of 100% of all service fees accrued in the month of the outage. In addition, our contract with MarketMile provides a minimum pool of $5.0 million in damages in the event the Company fails to achieve certain defined contractual performance milestones. As of December 31, 2000 the Company has not issued any credits to MarketMile, or other marketplace customers, in connection with system uptime or performance. At December 31, 2000, the Company had recorded approximately $5.0 million of billings to MarketMile as a customer advance. These billings will not be reflected as reductions of operating expense by the Company until such time as all contractual milestones with MarketMile have been successfully achieved, and uncertainty regarding potential penalty provisions has been eliminated.

WE HAVE A HISTORY OF LOSSES, NO SIGNIFICANT REVENUES, EXPECT TO CONTINUE TO INCUR SIGNIFICANT OPERATING LOSSES AND NEGATIVE CASH FLOW, AND WE MAY NEVER BE PROFITABLE.

     We have not generated any revenues from our marketplace service operations to date. We have derived revenues solely from product sales through our Chemdex and Promedix marketplaces, and their operations have been discontinued. In addition, services provided to our two existing minority-owned marketplace customers have been provided at cost and amounts billed and collected have been reflected as reductions of related operating expenses. Therefore, it is unlikely that we will recognize any revenue in the future related to these marketplaces. It is anticipated that contracts with new marketplace customers will provide for billings and revenues in accordance with the terms of the contracts, although there is no assurance that the Company will be successful in identifying new customers, or negotiating commercially acceptable contractual provisions that will allow recording of revenues. Accordingly, we have little basis upon which to predict future operating results. We have spent significant funds to develop our current services, lease third-party data center space, procure hardware, software and networking products and develop our operations, research and development and sales and marketing organizations. We have incurred significant operating and net losses and negative cash flow and have not achieved profitability. Our net losses in each of the three years ended December 31, 2000 were $8.5 million, $48.6 million, and $618.1 million. As of December 31, 2000, we had stockholders' deficit of $47.1 million. There can be no assurance that we will ever be profitable.

ONE OF OUR CURRENT MARKETPLACE CUSTOMERS IS DISSATISFIED WITH OUR PRODUCT AND MAY COMMENCE LITIGATION.

     We entered into a technology and services agreement with Broadlane in 1999. The contract set forth a timetable for providing functionality and establishing a marketplace to provide e-commerce solutions for the high-volume, hospital and medical supplies market. Broadlane and its majority shareholder, Tenet Healthcare, have informed the Company that they are dissatisfied with the Company's e-commerce solution. As a result, Broadlane and Tenet have told the Company that they will seek termination of the technology and services agreement and rescission of the issuance of Broadlane shares to the Company. If either of these events were to occur, the Company's financial position would be harmed and its opportunity to seek additional customers could be impaired.

WE ARE A HIGHLY LEVERAGED COMPANY.

     In April 2000, we incurred $250 million of indebtedness in connection with the sale of our convertible subordinated notes. The annual interest payments on the notes are $15 million. Our cash on hand is significantly less than the face amount of the notes, and the Company during 2000 used $142.0 million more cash in operations than it generated. Accordingly, we need to generate substantial amounts of cash from operations to fund interest payments and to repay the principal amount of this debt when it matures, while at the same time funding our working capital needs. If we do not have sufficient cash to repay our debts as they become due, we may be unable to refinance our debt on reasonable terms or at all. The notes could be declared immediately due and payable if we do not make timely interest payments. If we cannot meet our debt obligations, we may not be able to develop and sell new products and services, respond to changing economic conditions adequately or otherwise fund our business.

WE HAVE RECENTLY LOST THE SERVICES OF FOUR SENIOR EXECUTIVE OFFICERS.

     Robin Abrams, our Chief Operating Officer, James Stewart, our Chief Financial Officer, and Martha Greer, our Vice President of Marketing, have notified the Company they will be leaving on or before March 31, 2001. Additionally, in December 2000 Pierre Samec, who had previously served as our Chief Information Officer and had most recently served in a consulting capacity with us, resigned his position. These individuals have been key to the management and operation of our business, and if we are unable to hire qualified personnel, or promote existing personnel, to replace them, our business will be adversely affected.

OUR FINANCIAL PERFORMANCE AND WORKFORCE REDUCTION MAY ADVERSELY AFFECT THE MORALE AND PERFORMANCE OF OUR PERSONNEL AND OUR ABILITY TO HIRE NEW PERSONNEL.

     In connection with the transition to our new business model and in order to reduce our cash expenses, in December 2000 we announced the shutdown of our Promedix and Chemdex marketplaces and related workforce reductions. In addition, recent trading levels of our common stock have decreased the value of the stock options granted to employees pursuant to our stock option plan. As a result of these factors, our remaining personnel may seek employment with larger, more established companies or companies they perceive to have better prospects.

     Additionally, in order to successfully implement our marketplace service provider model, we will need to hire new personnel. Specifically, our services require a sophisticated sales effort targeted at a limited number of key people within our prospective customers' organizations. Because the market for our services is new, many prospective customers are unfamiliar with the services we offer. As a result, our sales effort requires highly trained sales personnel. We need to expand our marketing and sales organization in order to increase market awareness of our services to a greater number of organizations and, in turn, to generate increased revenue. To meet this need we are in the process of developing our direct sales force, and we require additional qualified sales personnel. Competition for these individuals is intense, and we may not be able to hire the type and number of sales personnel we need. Moreover, even after we hire these individuals, they require extensive training in our infrastructure services. In addition, we must continue to develop our marketing channels. If we are unable to continue to expand our sales operations, retain our current employees and train new sales personnel as rapidly as necessary, we may not be able to increase market awareness and sales of our services, which may prevent us from generating revenue and achieving and maintaining profitability.

WE ARE HIGHLY DEPENDENT ON INTELLECTUAL PROPERTY AND EXPOSED TO LEGAL LIABILITY FOR INFRINGEMENT.

     Our success and ability to compete depends on our ability to develop and maintain the proprietary aspects of our technology. Although we do not have any registered trademarks, we rely on a combination of copyright, trademark and trade secret laws and contractual restrictions to establish and protect the proprietary aspects of our technology. We seek to protect our source code for our software, documentation and other written materials under trade secret and copyright laws. Finally, we seek to avoid disclosure of our intellectual property by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements with us and by restricting access to our source code. Although we have patent applications pending, no patents have been issued to us, which may significantly limit our ability to protect the proprietary aspects of some of our technology.

     Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, and to determine the validity and scope of the proprietary rights of others. Any resulting litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business operating results.

     Our business involves the licensing of our technology to our customers and joint venture partners. Most licenses to our partners are exclusive within such partner's industry or business, thus limiting to some extent our ability to use and license our technology in the future. Pursuant to our existing licenses, we have made certain representations and warranties and agreed to indemnify our licensees against claims of infringement by third parties. Thus, we may be exposed to a significant risk of liability for intellectual property infringement claims by others. Our success and ability to compete also depend on our ability to operate without infringing upon the proprietary rights of others. In the event of a successful claim of infringement against us and our failure or inability to license the infringed technology, our business and operating results would be significantly harmed.

WE ARE HIGHLY DEPENDENT ON PRODUCTS LICENSED OR PURCHASED FROM THIRD PARTIES.

     As part of our normal operations, we purchase, license or lease software, hardware and networking products from third party commercial vendors. We obtain most of our components from third parties on a purchase order basis. These products may not continue to be available on commercially reasonable terms, or at all. The loss of these products could result in delays in the sale of our services until equivalent technology, if available, is identified, procured and integrated, and these delays could result in lost revenues. Some of the key components of our services are available only from sole or limited sources. For example, only hardware manufactured by two vendors is compatible with the Solaris operating system, which is a key component of our infrastructure. Further, to the extent that the vendors from whom we purchase these products increase their prices, our gross margins could be negatively affected.

     Our business involves the licensing of our technology to our customers and joint venture partners. Most licenses to our partners are exclusive within such partner's industry or business, thus limiting to some extent our ability to use and license our technology in the future. Pursuant to our existing licenses, we have made certain representations and warranties and agreed to indemnify our licensees against claims of infringement by third parties. Thus, we may be exposed to a significant risk of liability for intellectual property infringement claims by others. Claims that we are infringing the intellectual property of others or the misappropriation of our own intellectual property could detrimentally affect our business.

     Our intellectual property is important to our business, and we seek to protect it with confidentiality provisions in our contracts, nondisclosure agreements with third parties and invention assignment agreements with our employees, but we cannot be certain such measures will adequately protect against misappropriation of our intellectual property. In addition, we could be subject to intellectual property infringement claims by others.

WE ARE SUBJECT TO GOVERNMENT REGULATION THAT EXPOSES US TO POTENTIAL LIABILITY AND NEGATIVE PUBLICITY

     We currently rely upon our suppliers to meet all packaging, distribution, labeling, hazard and health information notices to purchasers, record keeping, licensing, and other regulatory requirements applicable to our business during the entire transaction. Our reliance on suppliers' regulatory due diligence assessment of purchasers and the compliance by suppliers and purchasers with applicable governmental regulations may not be sufficient if we are held to need our own licenses. For example, if we are held to be a seller or a distributor of regulated products because we did take legal title, we may have inadvertently violated some governmental regulations by not having the appropriate license or permit or by not properly maintaining appropriate records, and may be subject to potentially severe civil or criminal penalties and fines for each offense. Thus, while we attempt to transfer responsibility for compliance with these requirements to suppliers through our legal arrangements with them, that transfer may be inadequate, unclear, or incomplete. We are aware that some of our prior sales may have been made in the absence of our having the requisite local, state, or federal license or permit or in the absence of required record keeping or other compliance. We may be subject to potentially severe civil and criminal penalties and fines for each of these sales, which could have a material adverse impact on our business, revenues, results of operations and financial condition. In addition to these prior sales, we are unable to verify that our suppliers have in the past complied, or will in the future comply, with the applicable governmental regulatory requirements, or that their actions are adequate or sufficient to satisfy all governmental or other legal requirements that may be applicable to our sales. We could be fined or exposed to significant civil or criminal liability, including monetary fines and injunctions, and we could receive potential negative publicity, if the applicable governmental regulatory requirements have not been, or are not being, fully met by our suppliers or by us. Negative publicity, fines and liabilities could also occur if an unqualified person, or even a qualified customer, lacks the appropriate license or permits to sell, use or ship, or improperly receives a dangerous or unlicensed product through the Chemdex or Promedix marketplace. We do not maintain any reserves for potential liabilities resulting from government regulation. It is also possible that a number of laws and regulations may be adopted or interpreted in the United States and abroad with particular applicability to the Internet.

WE MAY BE EXPOSED TO PRODUCT LIABILITY CLAIMS

     We face potential liability for claims based on the type and adequacy of the information and data that we obtain from suppliers and make available, and the nature of the products that we sell and distribute utilizing the Internet, including claims for breach of warranty, product liability, misrepresentation, violation of governmental regulations, defamation, libel, slander, or publishing otherwise inaccurate, biased, incomplete, or misleading information, or information that invades or violates privacy, confidentiality, patents, copyrights or other rights, and other commercial and tortious claims. We also bear the risk of liability for product loss, spill, or release, and resulting damages to persons and property during delivery by the supplier to the customer and return by the customer to the supplier. We do not pass through the manufacturers' warranties on the products we distribute. However, we bear the risk of loss of revenue from the product sale if a purchaser does not pay for a defective product. We also bear some risk if our suppliers have not obtained appropriate approvals for products regulated by the FDA and other governmental agencies, or do not comply with the requirements relating to those products or approvals. The failure to obtain or comply with those requirements or approvals, or other failures by these products themselves, could result in costly product recalls, significant fines and judgments, civil and criminal liabilities, and negative publicity. Although we maintain general liability insurance, our insurance may not cover some claims, penalties, or spills, is subject to policy limits and exclusions, and may not be adequate to fully indemnify us or our employees for any civil, governmental or criminal liability that may be imposed. Furthermore, this insurance may not be available at commercially reasonable rates in the future. Any liability not covered by our insurance or in excess of our insurance coverage could have a negative effect on our business, results of operations and financial condition. Our liability is potentially greater with respect to sales to users and others that are not affiliated with an enterprise customer.

     Because we facilitate the sale of many different life sciences and specialty medical products by suppliers, and publish information about medical products and procedures, we may become subject to legal proceedings regarding defects in these products or the information provided. In addition, we take title to certain products between the period of time after the supplier has delivered the product but before the product has been accepted by the customer. Any claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources, and result in significant liability.

     We also seek to rely upon our suppliers, pass on all regulatory responsibilities, and obtain indemnification from our suppliers against some of these claims. However, the transfer of liabilities and indemnification may be inadequate, unclear, or incomplete, the scope of the indemnification is limited, a few of our suppliers have not agreed to indemnify us, and some suppliers may be unable or unwilling to indemnify us in the future. In addition, we are not in a position to monitor our suppliers' activities or the accuracy of the information they provide to us. Therefore, we are exposed to liability and risk for these claims.

WE PLAN TO OPERATE IN A NEW, HIGHLY COMPETITIVE MARKET, AND OUR INABILITY TO COMPETE SUCCESSFULLY AGAINST NEW ENTRANTS AND ESTABLISHED COMPANIES WOULD LIMIT OUR ABILITY TO GAIN SIGNIFICANT MARKET SHARE.

     Our target market is rapidly evolving and highly competitive. It will likely be characterized by an increasing number of market entrants, as there are few barriers to entry.

     We face competition from a diverse group of companies. Competition may come from providers of co-location or website hosting and related services, and providers of Internet systems integration and professional services such as CSC, EDS, IBM Global Services, Accenture and PriceWaterhouseCoopers. In addition, providers of various software products to our marketplace, such as Ariba, Commerce One, Oracle and SAP may expand their existing product offerings to be competitive with us in the future.

     Our current and potential competitors may develop superior e-commerce platforms that achieve greater market acceptance than our solution. Many of our existing and potential competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. Such competitors can undertake more extensive marketing campaigns for their brands, products and services, adopt more aggressive pricing policies and make more attractive offers to customers, potential employees, distribution partners, commerce companies and third-party suppliers.

     In addition, substantially all of our prospective customers have established long-standing relationships with some of our competitors or potential competitors. Accordingly, we cannot be certain that we will be able to expand our customer list and user base, or retain our current customers. We may not be able to compete successfully against our current or future competitors which could have a material adverse effect on our business, results of operations and financial condition.

WE ANTICIPATE OUR OPERATING RESULTS WILL FLUCTUATE SIGNIFICANTLY FROM QUARTER TO QUARTER.

     Important factors that could cause our quarterly results to fluctuate materially include:

     - the timing of obtaining new customers (length of sales cycle);

     - the timing of deploying services for new customers;

     - the timing and magnitude of operating expenses and capital expenditures;

     - costs related to the various third-party technologies we incorporate into our services;

     - utilization of our leased third-party data center space and technology infrastructure;

     - changes in our pricing policies or those of our competitors; and

     - the amount of credits that we may be required to issue to our customers if we fail to deliver our services pursuant to our scheduled uptime and performance guarantees.

     Due to these and other factors, quarter-to-quarter comparisons of our operating results may not be meaningful. You should not rely on our results for any one quarter as an indication of our future performance. In future quarters, our operating results may fall below the expectations of public market analysts or investors. If this occurs, the market price of our common stock would likely decline.

     Our current and future levels of operating expenses and capital expenditures are based largely on our growth plans and estimates of future billings and revenues. These expenditure levels are, to a large extent, fixed in the short term. We may not be able to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, and any significant shortfall in revenue relative to planned expenditures could negatively impact our business and results of operations.

     The deployment cycle for marketplaces is complex, and we may not be able to successfully streamline their construction which could increase our costs and harm our operating results. Moreover, if our technology fails to work properly or if we are unable to continue to expand the scope of its capabilities, the quality and reliability of our services may decline, and we may be unable to grow our revenue at the rate required to sustain our business. In addition, if we are unable to continue to increase the functionality of our technology, we will not achieve anticipated efficiencies and we will need to hire additional personnel to support our customers, which would cause our cost of revenue to increase and our margins to decline.

WE MAY REQUIRE ADDITIONAL CAPITAL FOR OUR OPERATIONS, WHICH COULD HAVE A NEGATIVE EFFECT ON YOUR INVESTMENT.

     We currently anticipate that our available funds will be sufficient to meet our anticipated needs for working capital and capital expenditures for at least the next 12 months. However, we may need to raise additional funds in the future in order to fund rapid expansion, to pursue customer sales and implementation, to develop new or enhanced solutions and services, to respond to competitive pressures or to acquire complementary businesses, technologies or services.

     If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution and these securities may have powers, preferences and rights that are senior to those of the rights of our common stock. We cannot be certain that additional financing will be available on terms favorable to us, if at all. If adequate funds are not available or not available on acceptable terms, we may be unable to fund our business transition, promote our brand identity, take advantage of acquisition opportunities, develop or enhance services or respond to competitive pressures. Any inability to do so could have a negative effect on our business, revenues, financial condition and results of operations.

OUR SERVICES DEPEND UPON THE CONTINUED AVAILABILITY OF LEASED DATA CENTER SPACE FROM THIRD PARTIES.

     We lease and intend to continue to lease data center space from third parties. If we are unable to acquire new or retain existing third-party data center space, our growth could be slowed and our business could be harmed. In the event that we cannot obtain adequate data center space from third parties, we could also be required to build our own data center facilities, which would require significant capital expenditures, could delay the expansion of our operations and change the nature of our business model. In addition, because we are required in most circumstances to enter into contracts for data center space in advance of customer commitments, if we are unable to increase our customer base at the rate that we anticipate in the geographic areas in which we have contracted for space, our operating results will suffer. Recently, some of our existing data center providers have begun marketing new services beyond their core co-location or website hosting offerings. To the extent that these providers expand the scope of these new services to address some of the functionality we currently provide, this may limit our ability to renew existing agreements and enter into new agreements for data center space with existing or new data center providers.

OUR OPERATIONS DEPEND UPON OUR ABILITY AND THE ABILITY OF OUR THIRD-PARTY DATA CENTER AND NETWORK SERVICES PROVIDERS TO MAINTAIN AND PROTECT THE COMPUTER SYSTEMS ON WHICH WE PROVIDE OUR SERVICES.

     The performance of our server and networking hardware and software infrastructure is critical to our business and reputation and our ability to process transactions, provide high quality customer service and attract and retain customers, suppliers, users and strategic partners. Currently our infrastructure and systems are located at one site at Exodus Communications in Sunnyvale, California. We anticipate adding a mirror site at a different, distant location. Until then, we depend on our single-site infrastructure and any disruption to this infrastructure resulting from a natural disaster or other event could result in an interruption in our service, and, if sustained or repeated, could impair our reputation and the attractiveness of our services.

     Although our data center and network providers maintain back-up systems, a natural disaster, human error, physical or electronic security breaches, power loss, sabotage or similar disruption at any of their sites could impair our ability to provide our services to our customers until the site is repaired or back-up systems become operable. Some of our data center providers, as well as our corporate headquarters, are located in Northern California near known earthquake fault zones. Our systems and the data centers we use are also vulnerable to damage from fire, flood, power loss, telecommunications failures and similar events. Recent events in California have demonstrated that power outages and reduced availability of electricity may be likely in the coming years. We do not have a formal disaster recovery plan or alternative provider of hosting services. In addition, we do not carry sufficient business interruption insurance to compensate us for losses that could occur.

     In addition, because many of our customers depend upon their Internet operations to help run their businesses, they could be seriously harmed if the services we provide to them work improperly or fail, even if only temporarily. Our inability to maintain the quality of our services at guaranteed levels could cause our reputation to suffer, hinder our ability to obtain and retain new customers, force us to divert research and development and management resources, cause a loss of revenue or subject us to liabilities, any one of which could adversely affect our results and harm our business.

THE INABILITY TO EXPAND OUR SYSTEM'S CAPACITY MAY LIMIT OUR GROWTH.

     Our inability to add additional software or to upgrade our technology, transaction processing systems, or network infrastructure to timely accommodate increased demands for website traffic or transaction volume could have adverse consequences. These consequences include unanticipated system disruptions, slower response times, degradation in levels of customer service for marketplaces we build or service. We may be unable to effectively upgrade and expand our systems in a timely manner or to integrate smoothly any newly developed or purchased technologies with our existing systems. These difficulties could harm or limit our ability to expand our business.

OUR SERVICES BUSINESS INVOLVES A LENGTHY AND UNPREDICTABLE SALES CYCLE.

     The sales cycle for the target customers of the services we provide tends to be lengthy and because the marketplace service provider model is a new one for the Company, and we have no new customers to date, our sales cycle may be somewhat longer than those of our more established competitors. Additionally, should we target more large enterprises and traditional businesses as potential customers, our sales cycle may be longer than is typical for sales to Internet-based businesses. The unpredictability of the length of our sales cycle could make it difficult to forecast revenue and plan expenditures. Additionally, any delays in deployment of our services related to our inexperience with a type of business or the size or complexity of the account would delay our ability to recognize revenue from that account. Such delays could adversely affect our financial results.

OUR BUSINESS WILL SUFFER IF WE DO NOT ENHANCE OR INTRODUCE NEW SERVICES AND UPGRADES TO MEET CHANGING CUSTOMER REQUIREMENTS.

     The market for Internet technology and services is characterized by rapid technological change, frequent new hardware, software and networking product introductions and Internet-related technology enhancements, uncertain product life cycles, changes in customer demands and evolving industry standards. Any delays in responding to these changes and developing and releasing enhanced or new services could hinder our ability to retain existing and obtain new customers. In particular, our technology is designed to support a variety of hardware, software and networking products that we believe to be proven and among the most widely used. We can make no assurances, however, that present and future customers will continue to use these products. Even if they do, new versions of these products are likely to be released and we will need to adapt our technology to these new versions. We must, therefore, constantly modify and enhance our technology to keep pace with changes made to our customers' hardware and software configurations and network infrastructures. If we fail to promptly modify or enhance our technology in response to evolving customer needs and demands, our technology could become obsolete, which would significantly harm our business. In addition, frequent changes in the hardware, software and networking components of the systems and services we provide could adversely affect our ability to automate the deployment process, a key element of our business strategy.

     If we do not develop, license or acquire new services, or deliver enhancements to existing products on a timely and cost-effective basis, we may be unable to meet the growing demands of our existing and potential customers. In addition, as we introduce new services or technologies into existing customer architectures, we may experience performance problems associated with incompatibility among different versions of hardware, software and networking products. To the extent that such problems occur, we may face adverse publicity, loss of sales, delay in market acceptance of our services or customer claims against us, any of which could harm our business.

SECURITY RISKS AND CONCERNS MAY DECREASE THE DEMAND FOR OUR SERVICES, AND SECURITY BREACHES MAY DISRUPT OUR SERVICES OR MAKE THEM INACCESSIBLE TO OUR CUSTOMERS.

     Our services involve the storage and transmission of business-critical, proprietary information. If the security measures we or our third party data centers have implemented are breached, our customers could lose this information and we could be exposed to litigation and possible liability. Anyone who circumvents these security measures could misappropriate business-critical proprietary information or cause interruptions in our services or operations. In addition, computer "hackers" could introduce computer viruses into our systems or those of our customers, which could disrupt our services or make them inaccessible to customers. We may be required to expend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by breaches. Our security measures and those that our third-party data centers provide may be inadequate to prevent security breaches, and our business and reputation will suffer if these breaches occur.

IF CUSTOMERS REQUIRE THAT WE CUSTOMIZE OUR SERVICES BEYOND WHAT WE CURRENTLY PROVIDE OR THAT WE PERFORM SYSTEMS INTEGRATION WORK FOR THEM, OUR OPERATING RESULTS MAY SUFFER.

     We currently do not customize the delivery of our services beyond the technology platforms that we currently support, and we do not provide general systems integration work for our customers. Some businesses may prefer more customized applications and services than our business model contemplates. If we do not offer the desired customization, there may be less demand for our services. Conversely, although we may choose to provide such services as a Marketplace Service Provider, providing customization of our services would increase our costs and could reduce our flexibility to provide broad-based services to a wide range of customers. Accordingly, increased demand for customization of our services increase our operating costs. If our customers require service for technology platforms other than those we currently support, we may not be able to provide service to those customers. If we do choose to support additional platforms, the added complexity of our systems may increase our costs, decrease the reliability of our services and limit our ability to scale. This may harm our ability to attract and retain customers.

WE FACE RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS THAT COULD HARM OUR BUSINESS.

     We are committing significant resources to our international operations and sales and marketing activities. For example, we commenced operations in Europe in 2000 and we ultimately plan to expand our presence more broadly in the Asia-Pacific region. We have limited experience conducting business outside of the United States, and we may not be aware of all the factors that may affect our business in foreign jurisdictions. We will be subject to a number of risks associated with international business activities that may increase our costs, lengthen our sales cycles and require significant management attention. These risks include:

     - increased costs and expenses related to the leasing of foreign, third-party data center space;

     - difficulty in staffing and managing foreign operations;

     - the added complexity and expense of adapting technology to systems and equipment designed to operate outside the United States;

     - protectionist laws and business practices that favor local companies;

     - general economic and political conditions in international markets;

     - potentially adverse tax consequences, including complications and restrictions on the repatriation of earnings;

     - longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

     - currency exchange rate fluctuations; and

     - unusual or burdensome regulatory requirements or unexpected changes to requirements.

     If one or more of these risks were to materialize, our financial results could suffer.

                                THE TENDER OFFER

     Purpose. The purpose of the Tender Offer is to retire all of the outstanding Notes in order to reduce the Company's annual interest expense and eliminate the need to repay or refinance the Notes at maturity in 2007. All of the Notes purchased by the Company upon the consummation of the Tender Offer will be retired by the Company.

     The Tender Offer also may give holders who are considering the sale of all or some of their Notes the opportunity to sell their Notes for a higher price than may have been available on the open market immediately prior to the announcement of the Tender Offer and without the usual transaction costs associated with market sales. No commissions are payable to the Dealer Manager, the Information Agent or the Depositary by holders who tender their Notes in the Tender Offer.

     Under the terms of the Tender Offer, Notes acquired by the Company will be purchased by the Company at a substantial discount to their stated principal amount. As of December 31, 2000, the Company had, for federal income tax purposes, an accumulated net operating loss carry-forward of approximately $212 million. Transaction costs with respect to the Tender Offer are expected to be approximately $3.3 million. The total amount of funds required by the Company to pay the Tender Offer Consideration and accrued and unpaid interest on the Notes and to pay fees and expenses relating to the Tender Offer will be approximately $78.0 million. The Company expects to obtain such funds from cash on hand. See "The Company-Source and Amount of Funds".

     Terms. Upon the terms and subject to the conditions set forth in the Offer, the Company is offering to purchase any and all outstanding Notes for a cash purchase price of $270 per $1,000 principal amount. The Company also will pay to holders of the Notes any and all accrued and unpaid interest on the Notes to but excluding the settlement date. As of February 26, 2001, $250,000,000 of aggregate principal amount of Notes were outstanding.

     The time by which holders must tender Notes in order to be eligible to have their Notes purchased pursuant to the Tender Offer will be 11:59 p.m., New York City time, on March 23, 2001, unless extended (such time and date, as the same may be extended, the "Expiration Date"). Any such extension will be announced in a press release. See "-- Extension, Amendment and Termination of Tender Offer".

     Notes purchased pursuant to the Tender Offer will be paid for in same-day funds on the Payment Date, which will be the second business day after the Expiration Date, or as soon as practicable thereafter. See "-- Acceptance for Payment and Payment for the Notes".

     Under United States federal tax laws, the Depositary may be required to withhold 31% of the amount of any payments made to certain holders pursuant to the Tender Offer. See "Certain U.S. Federal Income Tax Consequences".

     Conditions. Notwithstanding any other provision of this Offer to Purchase, we may terminate or amend the Tender Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Notes tendered, subject to the rules under the Exchange Act, if on or after February 26, 2001 and before the Expiration Date any of the following events have occurred (or have been determined by us to have occurred) that, in our sole judgment and regardless of the circumstances giving rise to the event or events (including any action or omission to act by us), makes it inadvisable to proceed with the Tender Offer and Consent Solicitation or with acceptance for payment:

          (A) there has been threatened, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

             (1) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Tender Offer, the acquisition of some or all of the Notes pursuant to the Tender Offer, or otherwise relates in any manner to the Tender Offer; or

             (2) in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business or any of our subsidiaries' business or materially impair the contemplated benefits of the Tender Offer to us;

          (B) there has been any action threatened, instituted, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Tender Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, could directly or indirectly:

             (1) make the acceptance for payment of, or payment for, some or all of the Notes illegal or otherwise restrict or prohibit consummation of the Tender Offer;

             (2) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Notes;

             (3) materially impair the contemplated benefits of the Tender Offer to us; or

             (4) materially and adversely affect our and our subsidiaries' business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business;

          (C) there has occurred any of the following:

             (1) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

             (2) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

          (D) a tender or exchange offer for any or all of the Notes (other than this Tender Offer), or any merger, acquisition proposal, business combination or other similar transaction with or involving us has been proposed, announced or made by any person or has been publicly disclosed;

          (E) any change or changes have occurred or are threatened in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

     The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (including any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties.

     Acceptance for Payment and Payment for the Notes. Upon the terms and subject to the conditions of the Tender Offer, the Company will accept for payment all Notes that are validly tendered pursuant to the Tender Offer on or prior to the Expiration Date and not validly withdrawn. For purposes of the Tender Offer, the Company will be deemed to have accepted for payment tendered Notes if, as and when the Company gives oral or written notice to the Depositary of its acceptance for payment of such Notes. Payment for Notes accepted for payment pursuant to the Tender Offer will be made by deposit of funds with the Depositary, which will act as agent for the tendering holders for the purpose of receiving payments from the Company and transmitting such payments to the tendering holders. Notes purchased pursuant to the Tender Offer will be paid for in same-day funds on the second business day after the Expiration Date, or as soon as practicable thereafter.

     Withdrawal and Revocation Rights. Tenders of Notes may be withdrawn at any time on or prior to the Expiration Date and, unless accepted by the Company, any time after 40 business days after the date hereof. If the Tender Offer is terminated without any Notes being purchased thereunder, the Notes tendered pursuant to the Tender Offer will be promptly returned to the tendering holder.

     For a withdrawal of Notes to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. The withdrawal notice must specify the name of the person who tendered the Notes to be withdrawn; must contain a description of the Notes to be withdrawn; the certificate numbers shown on the particular certificates evidencing such Notes and the aggregate principal amount represented by such Notes; and must be signed by the holder of such Notes in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes. In addition, the notice of withdrawal must specify, in the case of Notes tendered by delivery of certificates for such Notes, the name of the registered holder (if different from that of the tendering holder) or, in the case of Notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn Notes. The signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined herein) unless such Notes have been tendered for the account of an Eligible Institution. If certificates for the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal will be effective immediately upon receipt by the Depositary of written or facsimile transmission notice of withdrawal even if physical release is not yet effected.

     Withdrawal of tenders of Notes may not be rescinded, and any Notes properly withdrawn will thereafter be deemed not validly tendered for purposes of the Tender Offer. Properly withdrawn Notes may, however, be re-entered by again following one of the procedures described in "-- Procedures for Tendering Notes" below at any time on or prior to the Expiration Date.

     Withdrawals of Notes can only be accomplished in accordance with the foregoing procedures.

     Extension, Amendment and Termination of Tender Offer. We expressly reserve the right, at any time or from time to time, regardless of whether or not the conditions set forth in "-- Conditions" shall have been satisfied, subject to applicable law, (i) to extend the Expiration Date for the Tender Offer; (ii) to amend the Tender Offer in any respect; or (iii) to terminate the Tender Offer prior to the Expiration Date and return the Notes tendered pursuant thereto, in each case by giving written notice of such extension, amendment or termination to the Depositary. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, with the announcement in the case of an extension to be issued no later than 9 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make any public announcement, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     The Company, in its sole discretion, shall decide whether to exercise its right to extend the Expiration Date for the Tender Offer. Tendered Notes may be withdrawn at any time on or prior to the Expiration Date and, unless accepted for payment, at any time after 40 business days following the date hereof. See "-- Withdrawal and Revocation Rights".

     Procedures for Tendering Notes. For a holder to validly tender Notes pursuant to the Tender Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, or (in the case of a book-entry transfer for which acceptance is being electronically transmitted through the Automatic Tender Offer Program ("ATOP")) an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date. In addition, on or prior to the Expiration Date, either (a) certificates for tendered Notes must be received by the Depositary at such address or (b) such Notes must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender must be received by the Depositary, including an Agent's Message if the tendering holder has not delivered a Letter of Transmittal). The term "Agent's Message" means a message, transmitted by DTC to and received by the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce such Letter of Transmittal against such participant.

     If the Notes are held of record in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unpurchased Notes are to be issued to a person other than the registered holder, the certificates must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name of the registered holder appears on the certificates, with the signature on the certificates or bond powers guaranteed as described below.

     The tender of Notes pursuant to the Tender Offer, by one of the procedures set forth above, will constitute an agreement between the tendering holder and the Company in accordance with the terms and subject to the conditions of the Tender Offer.

     The method of delivery of the Letter of Transmittal, certificates for Notes and all other required documents is at the election and risk of the tendering holder. If a holder chooses to deliver by mail, the recommended method is by registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

     All questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for payment and withdrawal of tendered Notes will be determined by the Company, in its sole discretion, and its determination will be final and binding. The Company reserves the absolute right to reject any and all tenders of Notes that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of its counsel, be unlawful. The Company also reserves the absolute right in its sole discretion to waive any of the conditions of the Tender Offer or any defect or irregularity in the tender of Notes of any particular holder, whether or not similar conditions, defects or irregularities are waived in the case of other holders. The Company's interpretation of the terms and conditions of the Tender Offer (including the instructions in the Letter of Transmittal) will be final and binding. None of the Company, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or any notices of withdrawal or will incur any liability for failure to give any such notification.

     Need for Guarantee of Signature. Signatures on a Letter of Transmittal must be guaranteed by a recognized participant (a "Medallion Signature Guarantor") in the Securities Transfer Agents Medallion Program, unless the Notes tendered thereby are tendered (a) by the registered holder of such Notes and that holder has not completed either of the boxes entitled "Special Issuance/Delivery Instructions" on the Letter of Transmittal or (b) for the account of a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. or is a commercial bank or trust company having an office in the United States (each, an "Eligible Institution").

     Book-Entry Delivery of the Notes. The Depositary has established an account with respect to the Notes at DTC for purposes of the Tender Offer. Any financial institution that is a participant in the DTC system may make book-entry delivery of Notes by causing DTC to transfer such Notes into the Depositary's account in accordance with DTC's procedure for such transfer. Although delivery of Notes may be effected through book-entry at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or (in the case of a book-entry transfer) an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must be transmitted to and received by the Depositary on or prior to the Expiration Date at its address set forth on the back cover of this Offer to Purchase. Delivery of such documents to DTC does not constitute delivery to the Depositary.

     Guaranteed Delivery. If a holder desires to tender Notes pursuant to the Tender Offer and such holder's certificates are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, or such holder cannot complete the procedures for book-entry transfer on a timely basis, such Notes may nevertheless be tendered provided that all of the following conditions are satisfied:

          (a) The tender is made by or through an Eligible Institution;

          (b) On or prior to the Expiration Date, the Depositary receives from such Eligible Institution at the address for the Depositary set forth on the back cover of this Offer to Purchase, a properly completed and duly executed Notice of Guaranteed Delivery (by mail, hand delivery or facsimile). Such Notice of Guaranteed Delivery shall (i) be substantially in the form made available by the Company; (ii) set forth the name and address of the holder; (iii) describe the Notes and the principal amount of the Notes tendered; (iv) state that the tender is being made thereby and
     (v) guarantee that, within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery, a duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees or an Agent's Message in lieu of the Letter of Transmittal together with the certificates representing such Notes (or appropriate book-entry confirmation) and any other documents required by the Letter of Transmittal and the instructions thereto will be deposited by the Eligible Institution with the Depositary; and

          (c) The certificates for the tendered Notes in proper form for transfer (or confirmation of book-entry transfer into the Depositary's account at DTC), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees, or confirmation of a book-entry transfer of such Notes into the Depositary's account with DTC as described above, including an Agent's Message in connection therewith, and all other documents required by the Letter of Transmittal and the instructions thereto, are received by the Depositary within three New York Stock Exchange trading days after the execution of such Notice of Guaranteed Delivery.

     In all cases, payment for Notes tendered and accepted for payment pursuant to the Tender Offer will be made only after timely receipt by the Depositary of certificates for such Notes or confirmation of book-entry transfer into the Depositary's account at DTC, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees, or Agent's Message and any other documents required by the Letter of Transmittal.

     Backup Withholding Tax. Under U.S. federal tax laws, the Depositary may be required to withhold 31% of the amount of any payments made to certain holders pursuant to the Tender Offer. To avoid such backup withholding with respect to the sale proceeds of the Notes, a tendering U.S. Holder (as defined herein) must provide the Depositary with its correct taxpayer identification number and certify that such Holder is not subject to backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. For a discussion of other U.S. federal income tax consequences to U.S. Holders, see "Certain U.S. Federal Income Tax Consequences" below.

     Absence of Appraisal Rights. Holders of the Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the Indenture in connection with the Tender Offer. The Company intends to conduct the Tender Offer in accordance with applicable law.

                            DESCRIPTION OF THE NOTES

     6% Convertible Subordinated Notes Due 2007. The following summary of certain terms of the Notes does not purport to be complete and is qualified in its entirety by reference to the Notes.

Notes                $250,000,000 outstanding aggregate principal amount of 6%
                     convertible subordinated notes due 2007.
Issuer               Ventro Corporation.
Interest             6% per annum on the principal amount, payable semiannually in arrears in cash on April 1 and October 1 of each year,
                     beginning October 1, 2000.
Maturity             April 1, 2007.
Conversion           Convertible at the holder's option into Shares at any time on or before April 1, 2007 at a conversion price of $90.78 per share, subject to adjustment if certain events affecting
                     Shares occur.
Optional Redemption  The Notes are redeemable on or after April 4, 2003 by giving holders at least 30 days' notice. The Company may redeem the
                     Notes either in whole or in part at the redemption prices
                     set forth in the Indenture, together with accrued and unpaid interest.
Fundamental Change   If a fundamental change (as described under the Indenture)
                     occurs on or before April 1, 2007, holders of the Notes may require the Company to purchase all or part of the Notes at a redemption price equal to 100% of the outstanding
                     principal amount of the Notes being redeemed, together with accrued and unpaid interest.
Ranking              The Notes are subordinated in right of payment to all of the
                     Company's existing and future senior indebtedness and are
                     effectively subordinated to all debt and other liabilities of the Company's subsidiaries. Neither the Company nor its subsidiaries are limited from incurring debt, including
                     senior indebtedness, under the Indenture.

     Market and Trading Information. The Notes currently are traded over-the-counter. There is not an established reporting system or trading market for trading in the Notes. Morgan Stanley & Co. Incorporated has informed us that from time to time they may act as a broker or dealer in connection with trading in the Notes. The Company believes that trading in the Notes has been limited and sporadic. Although the Company expects any untendered Notes to continue to be traded after the consummation of the Tender Offer, to the extent that the Notes are traded, the prices of Notes may fluctuate depending on the trading volume and the balance between buy and sell orders. The Company believes that the trading market for the Notes that remain outstanding after the Tender Offer will be very limited. See "Risk Factors -- The Tender Offer Could Result in Reduced Liquidity of the Notes".

     The Shares into which the Notes are convertible currently are listed on Nasdaq under the symbol "VNTR". On February 16, 2001, the last reported sales price of the Shares on Nasdaq was $1.63.

     The following table sets forth certain information relating to the trading history of the Shares on the Nasdaq during the last two fiscal years. You are urged to obtain a current quotation.

                                                          SHARES
                                                      ---------------
                                                       HIGH      LOW
                                                      ------    -----
2000
  First Quarter.....................................  243.50    51.13
  Second Quarter....................................   59.50    14.00
  Third Quarter.....................................   26.88     8.13
  Fourth Quarter....................................   12.02     0.59
1999
  Third Quarter (from July 27, 1999)................      34 7/8    15 1/8
  Fourth Quarter....................................     143       29 7/16

     The Company and its affiliates, including its executive officers and directors, will be prohibited under applicable federal securities law from repurchasing additional Notes outside of the Tender Offer until at least the 10th business day after the Expiration Date. Following such time, if any Notes remain outstanding, the Company may purchase additional Notes in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than that offered in the Tender Offer. The decision to repurchase additional Notes, if any, will depend upon many factors, including the market price of the Notes, the results of the Tender Offer, the business and financial position of the Company, and general economic and market conditions. Any such repurchase may be on the same terms or on terms more or less favorable to holders than the terms of the Tender Offer as described in this Offer to Purchase.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following summary is a general discussion of certain United States Federal Income Tax consequences applicable under current law to the sale of notes pursuant to the tender offer by a "U.S. Holder" (which, for purposes of the offer, means a holder of notes that is (a) an individual citizen or resident of the United States, (b) a corporation organized in or under the laws of the United States or any political subdivision thereof or (c) otherwise subject to United States Federal Income Tax on a net income basis in respect of the notes). The discussion does not deal with special classes of holders, such as dealers in securities or currencies, traders in securities electing to mark-to-market, banks, financial institutions, insurance companies, tax-exempt organizations, holders that are not U.S. Holders, persons holding notes as a position in a "straddle" or conversion transaction, or as part of a "synthetic security" or other integrated financial transaction or persons that have a functional currency other than the U.S. Dollar. In addition, the discussion does not describe any tax consequences arising out of the laws of any state or local or foreign jurisdiction. This discussion assumes that the notes are held as "Capital Assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended.

     Sales of the Notes pursuant to the Tender Offer by U.S. Holders will be taxable transactions for United States federal income tax purposes. Subject to the discussion of the market discount rules set forth below, a U.S. Holder selling the Notes pursuant to the Tender Offer will recognize capital gain or loss in an amount equal to the difference between the amount of cash received (other than amounts received attributable to accrued interest, which will be taxed as such) and the U.S. Holder's adjusted tax basis in the Notes sold at the time of sale. A U.S. Holder's adjusted tax basis in the Notes generally will equal the cost of the Notes to such U.S. Holder, increased by the amount of any market discount previously taken into income by the U.S. Holder, and reduced by the amount of any amortizable bond premium previously amortized by the U.S. Holder with respect to the Notes. Capital gains of a non-corporate U.S. Holder are generally subject to a maximum tax rate of 20 percent in respect of property held for more than one year. The deductibility of capital losses is limited.

     An exception to the capital gain treatment described above may apply to a U.S. Holder who purchased the Notes at a "market discount." Subject to a statutory de minimis exception, the Notes have market discount if they were purchased at an amount less than the stated redemption price at maturity. In general, unless the U.S. Holder has elected to include market discount in income currently as it accrues, any gain realized by a U.S. Holder on the sale of the Notes having market discount in excess of a de minimis amount will be treated as ordinary income to the extent of the lesser of (i) the gain recognized or (ii) the portion of the market discount that has accrued (on a straight-line basis or, at the election of the U.S. Holder, on a constant yield basis) while such Notes were held by the U.S. Holder.

     Certain U.S. Holders may be subject to backup withholding at a rate of 31% on the sale proceeds of the Notes unless such U.S. Holder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact, or
(ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Each tendering U.S. Holder will be asked to provide to the Depositary such Holder's correct taxpayer identification number and certify that such Holder is not subject to backup withholding by completing the Substitute Form W-9 that is included in the Letter of Transmittal.

     The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such Holder's U.S. federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

           ALL HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO
          DETERMINE THE TAX CONSEQUENCES OF THE TENDER OFFER IN THEIR
             PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION OF
                  FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

                DEALER MANAGER, DEPOSITARY AND INFORMATION AGENT

     Dealer Manager. Morgan Stanley & Co. Incorporated is acting as the Dealer Manager for the Company in connection with the Tender Offer. The Company will pay the Dealer Manager a fee equal to 0.75% multiplied by the aggregate principal amount of Notes deposited pursuant to the Tender Offer plus reimbursement for out-of-pocket expenses. The Company has agreed to indemnify the Dealer Manager and its affiliates and any director, officer, agent or employee of the Dealer Manager or its affiliates or any other person controlling the Dealer Manager or its affiliates against certain liabilities in connection with its services, including liabilities under federal securities laws. At any time, the Dealer Manager may trade the Notes for its own account or for the accounts of customers and, accordingly, may hold a long or short position in the Notes. All inquiries and correspondence addressed to the Dealer Manager relating to the Tender Offer should be directed to the address or telephone number set forth on the back cover of this Offer to Purchase.

     The Dealer Manager acted as lead underwriter in the public offering of the Notes. In addition, the Dealer Manager and its affiliates have in the past provided banking and investment banking services to the Company for which it has received customary compensation. From time to time, the Dealer Manager and its affiliates may provide other services to the Company and its affiliates. As of the commencement of the Tender Offer, the Dealer Manager beneficially owned less than 5% of the outstanding Notes.

     Depositary. The Depositary for the Tender Offer is State Street Bank and Trust Company of California, N.A. All deliveries, correspondence and questions sent or presented to the Depositary relating to the Tender Offer should be directed to the address or telephone number set forth on the back cover of this Offer to Purchase. The Company will pay the Depositary reasonable and customary compensation for its services in connection with the Tender Offer, plus reimbursement for reasonable out-of-pocket expenses.

     Information Agent. MacKenzie Partners, Inc. is acting as the Information Agent for the Company in connection with the Tender Offer. The Company will pay the Information Agent reasonable and customary compensation for such services, plus reimbursement for reasonable out-of-pocket expenses. All inquiries and correspondence addressed to the Information Agent relating to the Tender Offer should be directed to the address or telephone number set forth on the back cover of this Offer to Purchase.

     The Company will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding material to their customers. The Company will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager) in connection with the solicitation of tenders of Notes pursuant to the Tender Offer.

     None of the Dealer Manager, the Information Agent or the Depositary assume any responsibility for the accuracy or completeness of the information concerning the Company contained in this Offer to Purchase or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of such information.

                                 MISCELLANEOUS

     Directors, officers and regular employees of the Company (who will not be specifically compensated for such services) and the Dealer Manager may contact holders by mail, telephone, telex, telegram messages, mailgram messages, datagram messages and personal interviews regarding the Tender Offer and may request brokers, dealers and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Notes.

     The Company is not aware of any jurisdiction where the making of the Tender Offer is not in compliance with the laws of such jurisdiction. If the Company becomes aware of any jurisdiction where the making of the Tender Offer would not be in compliance with such laws, the Company will make a good faith effort to comply with any such laws or seek to have such laws declared inapplicable to the Tender Offer. If, after such good faith effort, the Company cannot comply with any such applicable laws, the Tender Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders residing in such jurisdiction.

Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates representing the Notes and any other required documents should be sent or delivered by each noteholder of the Company or such noteholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below or the Notes should be tendered pursuant to DTC's Automated Tender Offer Program.

                        THE DEPOSITARY OF THE OFFER IS:

            STATE STREET BANK AND TRUST COMPANY OF CALIFORNIA, N.A.

       BY MAIL, HAND OR OVERNIGHT DELIVERY                     BY FACSIMILE TRANSMISSION
State Street Bank and Trust Company of California,         (FOR ELIGIBLE INSTITUTIONS ONLY):
                       N.A.                                          (617) 662-1452
     c/o State Street Bank and Trust Company                    TO CONFIRM BY TELEPHONE:
              2 Avenue de Lafayette                                  (617) 662-1603
        Corporate Trust Window, 5th Floor
              Boston, MA 02111-1724
               Attn: Meaghan Haight

Any questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                         MACKENZIE PARTNERS, INC. LOGO
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         Call Toll-Free (800) 322-2885

                      THE DEALER MANAGER FOR THE OFFER IS:

                           MORGAN STANLEY DEAN WITTER
                                 1585 Broadway
                               New York, NY 10036
                                 (650) 234-5794